Exhibit 99.1
VIASPACE Building on NASA Sensor Fusion Technology to Develop Solutions for Growing Homeland
Security Market

PASADENA, Calif., April 25, 2007 – VIASPACE Inc. (OTC Bulletin Board: VSPC - News), announced that the company is identifying and pursuing opportunities to develop next generation real-time inference, expert system and sensor data fusion-based security solutions for the growing homeland security market. Leveraging its highly innovative SHINE inference engine technology originally pioneered by NASA, VIASPACE is targeting border, port, maritime and aviation security applications. VIASPACE holds the exclusive worldwide license from Caltech to commercialize SHINE technology for homeland security applications.

The homeland security market continues to demonstrate strong growth, with worldwide procurement spending by governments and the private sector reaching $55 billion for fiscal year 2006, with $31 billion spent by the United States, according to a research report published by Civitas Group LLC (“The Homeland Security Market”, November 2006). The firm predicts the market will continue to grow at a steady combined annual growth rate of between 8 and 10%, with the addressable U.S. market projected to be worth approximately $140 billion over the next five years.

The Civitas survey points to continued demand for sophisticated security technology solutions and security services within the U.S. and global markets. Both the government and private sectors continue to show expanded procurement for a range of security products and services focused on detection, prevention, response and recovery related to terrorist attacks and other major security or disaster events.

Wholly owned subsidiary VIASPACE Security, Inc. is targeting this thriving market, leveraging the SHINE inference engine plus its own development efforts to deliver high performance, real-time inference and sensor data fusion-based technologies, products and services.

VIASPACE has already established important footholds in the homeland security sector. As announced, VIASPACE is working with L-3 Communications to deliver advanced maritime cargo container security solutions for Phase II of the Department of Homeland Security’s Advanced Container Security Device (ACSD) project. The company is also exploring security and surveillance applications with Raytheon NCS per a recently executed teaming agreement.

Dr. Carl Kukkonen, CEO of VIASPACE, commented: “There is a significant, rising need for next generation security and surveillance products to protect our nation’s ports, borders, air travel and maritime trade. We see a wealth of opportunity in the application of our NASA-pioneered sensor fusion technology to detect threats to homeland security and are leveraging this groundbreaking technology to forge partnerships and develop industry-leading solutions.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com

Investor Relations contact:
Dr. Jan Vandersande, Director of Communications
800-517-8050
IR@VIASPACE.com

Press contact:
Dr. Carl Kukkonen, CEO
626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.